Exhibit 99.1

Sienna Biopharmaceuticals Announces Results from First-in-Human Study of SNA-125 in Psoriasis and

Continued Progression to Phase 2

— Phase 1/2 study data of SNA-125 in atopic dermatitis on track to be released in fourth quarter of 2018

— SNA-125 Phase 2 studies expected to begin in second half of 2019

WESTLAKE VILLAGE, Calif., Aug. 27, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA), a clinical-stage medical dermatology and aesthetics company, today announced results from a first-in-human study of its investigational new chemical entity SNA-125, a JAK3/TrkA inhibitor being evaluated as a first-in-class topically administered medication to treat mild-to-moderate psoriasis.

SNA-125 was developed using Sienna’s Topical by Design™ platform, which yields new chemical entities (NCEs) designed to deliver high local drug concentration in the target tissue with minimal to no systemic exposure for patients. SNA-125 selectively inhibits Janus kinase 3 (JAK3) and tropomyosin receptor kinase A (TrkA). JAK3 inhibition blocks the signaling of key cytokines, resulting in reduced severity of certain autoimmune and inflammatory diseases such as psoriasis. TrkA is the high-affinity receptor for nerve growth factor (NGF), a known mediator of neurogenic inflammation associated with psoriasis, as well as pruritus (itch).

This exploratory Phase 1/2, double-blind, within-subject vehicle-controlled study in 15 subjects, using a psoriasis microplaque model, was designed to measure an effect on inflammatory skin infiltrate thickness, local tolerability, and histology and biomarkers with two doses of SNA-125 prototype gel applied once daily for 10 days.

In this model, SNA-125, the second NCE from Sienna’s Topical by Design™ platform, was well-tolerated and showed no safety signals. Neither dose of SNA-125 (0.2 or 2 percent) reduced the inflammatory skin infiltrate thickness from baseline (p>0.8). However, histological and biomarker analyses showed a modest, statistically significant reduction with SNA-125 0.2 percent in epidermal thickness from baseline (-17%, p<0.05), as well as modulation of certain psoriasis-relevant biomarkers and gene expression profiles.

“This exploratory study, while limited, showed a modest drug effect and good tolerability with SNA-125, and provides us with directional information to help guide the design of our Phase 2 development program,” said Frederick C. Beddingfield III, MD, PhD, President and Chief Executive Officer of Sienna Biopharmaceuticals. “Of course, we would have liked to have seen more robust impact in this early-stage model, but treatment with SNA-125 may take longer than ten treatments to reveal its full effect. In parallel with this study, we have developed a more optimal cream formulation to treat inflammatory skin disorders that is undergoing nonclinical testing, and we remain excited about our Phase 2 studies beginning in the second half of 2019. We look forward to additional data from our Topical by Design™ platform in the fourth quarter of 2018 – namely, our SNA-125 Phase 1/2 study in atopic dermatitis, as well as our SNA-120 Phase 2b study in pruritis associated with psoriasis, now that enrollment has been completed ahead of schedule.”

Pipeline Overview

Sienna’s pipeline currently includes five clinical-stage programs:

(from the Company’s Topical by Design™ platform)

•	SNA-125 for the treatment of atopic dermatitis; Phase 1/2 results expected in the fourth quarter of 2018

•	SNA-125 Phase 2 studies expected to begin in the second half of 2019

•	SNA-120 for the treatment of pruritus associated with psoriasis and the underlying psoriasis; Phase 2b top-line results now expected in the fourth quarter of 2018

(from the Company’s Topical Photoparticle Therapy™ platform)

•	SNA-001 for the reduction of light-pigmented hair

•	pivotal results with the 1064 nm wavelength laser expected in the fourth quarter of 2018

•	pivotal results with the 810 nm and with the 755 nm wavelength lasers expected in the first quarter of 2019

•	SNA-001 for the treatment of acne

•	pivotal results with the 755 nm wavelength laser expected in the fourth quarter of 2018

About Topical by Design™

Topical by Design™ is an innovative platform, designed to enable the topical application of potent active pharmaceuticals against known biologic targets while minimizing exposure to the systemic circulation, thereby addressing the tolerability trade-offs that often make therapies unsuitable for use in larger segments of the population with less severe disease. Topical by Design™ applies a scientific design process to transform molecules into new chemical entities by stably linking a short polyethylene glycol (PEG) polymer to a pharmacologically active molecule. Applying this technology, we have created a pipeline of drug candidates with unique pharmacological profiles to manage a variety of chronic inflammatory and immunologic conditions. Applications for the Topical by Design™ platform are currently being explored in a Phase 2b trial with SNA-120 for use in pruritus associated with psoriasis, and Phase 1/2 studies with SNA-125 for use in psoriasis and atopic dermatitis.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop a unique, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements by Sienna’s Chief Executive Officer and other statements regarding Sienna’s expectations for the timing of additional data readouts for its clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including the clinical development process, regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Contact:

Media

Caroline Van Hove

cvanhove@siennabio.com

818-575-6250

Crystal Muilenburg

cmuilenburg@siennabio.com

818-584-1035

Investors

Sean Andrews

sandrews@siennabio.com

818-629-2244

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com

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